UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2014

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35952	38-3826477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Olathe Blvd., Kansas City, KS 66103	66103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, include area code: (913) 951-2132

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2014, Aratana Therapeutics, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Linda Rhodes, V.M.D., Ph.D. to continue to serve as the Company’s Chief Scientific Officer, a position she has held since September 2012. In connection with entering into the Agreement, Dr. Rhodes resigned from the Board of Directors (the “Board”) of the Company effective March 5, 2014, in order to devote more of her time and energy to her increased responsibilities to the Company under the Agreement. The Agreement terminated and replaced in its entirety the prior employment agreement, as amended, between the Company and Dr. Rhodes.

Under the terms of the Agreement, Dr. Rhodes will receive an initial base salary of $337,500 per year. Dr. Rhodes will be eligible for a bonus under the Company’s annual cash incentive bonus program targeted at 40% of Dr. Rhodes’s annual base salary, subject to her continued employment with the Company through the end of each applicable calendar year and contingent upon the attainment of performance objectives. The Agreement also contains covenants pursuant to which Dr. Rhodes has agreed not to compete with the Company for 24 months or solicit employees for one year following her termination of employment for any reason.

If the Company terminates Dr. Rhodes’s employment without cause or she resigns for good reason, then, subject to her executing a general release of claims, Dr. Rhodes will be entitled to receive six months of continued base salary (or 12 months of continued base salary in the event of a termination without cause or resignation for good reason within 12 months following a change in control) and payment of up to six months of insurance premiums for continuation coverage under the Company’s group health plans (or 12 months in the event of a termination without cause or resignation for good reason within 12 months following a change in control). In addition, if the Company terminates Dr. Rhodes’s employment without cause or she resigns for good reason within 12 months following a change in control, she will be entitled to receive full accelerated vesting of all equity awards on the effective date of a general release of claims. If Dr. Rhodes resigns her employment with the Company without good reason after March 5, 2015, then subject to her executing a general release of claims, Dr. Rhodes will be entitled to receive $112,500. If Dr. Rhodes’s employment is terminated due to her health or complete disability, she will be entitled to receive accelerated vesting of all equity awards which would have vested during the 12 months following her termination had she remained employed with the Company.

The foregoing description of the Agreement does not purport to be complete, and is qualified by reference to the complete text of such agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

10.1 Employment Agreement, dated as of March 5, 2014, between Aratana Therapeutics, Inc. and Linda Rhodes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARATANA THERAPEUTICS, INC.

Date: March 10, 2014	By:	/s/ Steven St. Peter

Steven St. Peter, M.D.
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement, dated as of March 5, 2014, between Aratana Therapeutics, Inc. and Linda Rhodes.